UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2017

MARRONE BIO INNOVATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36030	20-5137161
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1540 Drew Avenue, Davis, CA	95618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (530) 750-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [X]

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 6, 2017, Marrone Bio Innovations, Inc. (the “Company”) promoted Linda V. Moore, the Company’s Senior Vice President and General Counsel, to Executive Vice President and General Counsel. In connection with the promotion, the Company and Ms. Moore entered into a letter agreement, also effective November 6, 2017, pursuant to which Ms. Moore’s base salary will be increased from $240,000 to $260,000, provided that Ms. Moore has agreed to defer her salary increase until the satisfaction of certain contingencies described in the letter agreement. In addition, Ms. Moore has been granted 150,000 restricted stock units with respect to the Company’s common stock, which will vest in equal monthly increments over a period of three years from the grant date. In addition, Ms. Moore will continue to be eligible for the Company’s bonus plan, under which Ms. Moore’s bonus can be up to 35% of her salary.

The foregoing summary description of the letter agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the letter agreement, which the Company will file as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARRONE BIO INNOVATIONS, INC.

Dated: November 7, 2017	By:	/s/ James B. Boyd
James B. Boyd
President and Chief Financial Officer